EXHIBIT 99.2

Fourth Quarter and Fiscal Year 2022 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q4 and fiscal year (FY) 2022 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
February 23, 2023
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT'L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT'L) and referencing the access code 3180704 or at https://investors.ansys.com/events-presentations/events.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q4 2022 and FY 2022 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2022 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2021, rather than the actual exchange rates in effect for 2022. The constant currency growth rates are calculated by adjusting the 2022 reported results to exclude the 2022 currency fluctuation impacts and comparing them to the 2021 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our operational performance.

Q4 2022 Financial Results // 1

/ Fourth Quarter and Fiscal Year 2022 Overview

Fourth quarter consolidated GAAP revenue was $694.1 million, an increase of 6% and 11% in reported and constant currency, respectively, when compared to the fourth quarter of 2021. FY 2022 consolidated GAAP revenue was $2,065.6 million, an increase of 8% and 14% in reported and constant currency, respectively, when compared to FY 2021. GAAP diluted EPS was $2.95 and $5.99 in the fourth quarter and FY 2022, respectively, compared to $2.30 and $5.16 for the fourth quarter and FY 2021, respectively. Operating cash flows were $174.0 million and $631.0 million for the fourth quarter and FY 2022, respectively, compared to $101.7 million and $549.5 million for the fourth quarter and FY 2021, respectively.

Fourth quarter consolidated non-GAAP revenue was $694.7 million, an increase of 5% and 10% in reported and constant currency, respectively, when compared to the fourth quarter of 2021. FY 2022 consolidated non-GAAP revenue was $2,072.9 million, an increase of 7% and 13% in reported and constant currency, respectively, when compared to FY 2021. Non-GAAP diluted EPS was $3.09 and $7.99 in the fourth quarter and FY 2022, respectively, compared to $2.81 and $7.37 for the fourth quarter and FY 2021, respectively. Unlevered operating cash flows were $181.1 million and $648.1 million for the fourth quarter and FY 2022, respectively, compared to $103.6 million and $558.5 million for the fourth quarter and FY 2021, respectively.

We reported fourth quarter annual contract value (ACV) of $818.0 million, an increase of 8% and 13% in reported and constant currency, respectively, when compared to the fourth quarter of 2021. FY 2022 ACV was $2,031.7 million, an increase of 9% and 14% in reported and constant currency, respectively, when compared to FY 2021.

The Q1 and full year 2023 guidance, and the related assumptions, are detailed later in this document.

Other Recent Highlights

•We continue to deliver innovation through organic product releases and partnerships:

◦We released Ansys 2023 R1, which enables organizations to accelerate past complexity and integration challenges to design the next generation of world-changing products by taking advantage of performance improvements, cross-discipline workflow integrations, and innovative capabilities. Highlights of the release include enhanced simulation performance, intelligent workflow automation and collaboration, and further innovation across the product development process. Please refer to https://investors.ansys.com/news for complete details on the release.

◦Our Ansys® RedHawk-SC™, Ansys® RaptorH™ and Ansys® HFSS™ semiconductor tools have received GlobalFoundries (GF) certification for its flagship 22FDX platform. This enables chip designers to reduce costs by eliminating wasteful safety margins and improving system performance without compromising reliability or risking unexpected and damaging interactions between design elements. GF's 22FDX platform is a popular choice for Internet of Things (IoT), smart mobile and automotive markets. GF's certification allows Ansys tools to provide unparalleled predictive accuracy in verifying the correct functioning of ultra-low power, high-speed and radio frequency designs.

◦We extended our long-term strategic partnership with Microsoft to accelerate virtual product design through expanded cloud-based access to our simulation solutions and computer-aided engineering tools. The extension includes an agreement to develop Ansys Access powered by Azure, a new offering that will enable customers to launch Ansys products using their Azure enrollment and connect third-party tools more easily. This expands our go-to-market strategy for joint solutions, including digital twins connected to the internet of things, autonomous driving and flying systems development, and the use of simulation data to train artificial intelligence/machine learning systems.
Q4 2022 Financial Results // 2

•Our customers continue to use our simulation software to develop world class products that advance innovation and enable a sustainable world:

◦Technology startup Praan, Inc. (Praan) developed its latest air purification technology to help mitigate the worldwide problem of air pollution using Ansys® Fluent®. The advanced air purification technologies in their filterless purifiers for large spaces capture polluted air, separate microscopic particulate matter (particle pollution) into a collection chamber, and release cleaner air back into the atmosphere.

◦We signed an agreement with NuScale Power (NuScale), an energy company that is developing modular light-water reactors to supply reliable and abundant carbon-free nuclear energy. NuScale leverages our technology to simulate designs for containment, thermal hydraulics, and the structural integrity of reactors, reducing their reliance on physical prototypes.

◦We signed a multiyear agreement with the premium kitchen appliance manufacturer, Sub-Zero Group, Inc. (Sub-Zero Group), to expand their use of our simulation solutions fully across their teams and digitally transform Sub-Zero Group's research and development processes to optimize designs, efficiency and product quality. Sub-Zero Group implements our simulation tools to inform designs from early stages through virtual prototyping and testing, helping to reduce physical prototypes and accelerate development, which preserves energy and reduces unnecessary waste.

•We aim to reduce the environmental impact of our operations and customers' products:

◦Newsweek named Ansys to its list of America's Most Responsible Companies for 2023. The list, presented by Newsweek and Statista Inc., recognizes the 500 most responsible companies in the United States. Ansys was included in the annual ranking based on its corporate achievements in the three areas of ESG – environment, social and corporate governance. America's Most Responsible Companies were selected based on publicly available key performance indicators derived from corporate social responsibility reports, sustainability reports, and other reports, as well as an independent survey of U.S. citizens' perception of company activities related to corporate social responsibility.

◦In addition to helping customers to develop more sustainable products, we are also enabling them to do so in a more resource-friendly manner. As part of our Ansys® Mechanical™ product line, Ansys 2023 R1 includes Resource Prediction, which leverages artificial intelligence and machine learning to predict how much time and memory will be required. Resource Prediction will help guide users to achieve their business objectives – for example, reducing solve time or decreasing energy consumption.

Q4 2022 Financial Results // 3

DEFERRED REVENUE AND BACKLOG

(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	September 30, 2021
Current Deferred Revenue	$413,989	$334,901	$391,528	$318,032
Current Backlog	432,323	339,241	373,334	257,739
Total Current Deferred Revenue and Backlog	846,312	674,142	764,862	575,771

Long-Term Deferred Revenue	21,769	19,817	21,253	14,432
Long-Term Backlog	548,765	414,929	471,745	309,292
Total Long-Term Deferred Revenue and Backlog	570,534	434,746	492,998	323,724

Total Deferred Revenue and Backlog	$1,416,846	$1,108,888	$1,257,860	$899,495

ACV

(in thousands, except percentages)	Q4 QTD 2022	Q4 QTD 2022 in Constant Currency	Q4 QTD 2021	% Change	% Change in Constant Currency
ACV	$818,009	$852,667	$755,355	8.3%	12.9%

(in thousands, except percentages)	FY 2022	FY 2022 in Constant Currency	FY 2021	% Change	% Change in Constant Currency
ACV	$2,031,744	$2,133,022	$1,870,720	8.6%	14.0%
* Subscription lease ACV includes the bundled arrangement of time-based licenses with related maintenance.
**Perpetual and service ACV includes perpetual licenses, with related maintenance, and services.

Q4 2022 Financial Results // 4

Our business continues to shift toward a highly recurring subscription lease model. In FY 2022, ACV performance was fueled by the strong growth in subscription leases, which grew 18% or 24% in constant currency. Subscription lease ACV crossed over $1.0 billion to $1.2 billion in FY 2022 or 57% of the total ACV. The growth of our subscription leases is the underlying driver of the strong annuity that has been building over time and will continue to be a foundation for future growth.

Recurring ACV includes both subscription lease ACV and all maintenance ACV (including maintenance from perpetual licenses). It excludes perpetual license ACV and service ACV. Recurring ACV (detailed above) is the metric we use to capture the value of the annuity we have built and the metric that we plan to report on a quarterly basis.
Q4 2022 Financial Results // 5

FY 2022 ACV by Industry
Consumer, 2%
Aerospace & Defense, 22%
High-Tech, 32%
Automotive, 16%
Healthcare, 2%
Construction, 1%
Academic, 3%
Materials & Chemicals, 5%
Energy, 9%
Industrial Equipment, 8%

FY 2021 ACV by Industry
Consumer, 2%
Aerospace & Defense, 20%
High-Tech, 32%
Automotive, 17%
Healthcare, 2%
Construction, 1%
Academic, 3%
Materials & Chemicals, 5%
Energy, 9%
Other, 1%
Industrial Equipment, 8%

Q4 2022 Financial Results // 6

Regional and Industry Commentary
We achieved double-digit constant currency ACV growth in the fourth quarter. All geographies and industries saw growth, including double-digit increases in aerospace & defense (A&D) and automotive. Demand from our customers continues to be driven by their need to accelerate innovation and overcome engineering challenges stemming from increasingly complex products. That translates to more users within the research and development process using more simulation products and expansions in the size of computations required to build their products.

•We experienced growth across all regions in the high-tech industry, particularly in EMEA and Asia-Pacific, as our customers continue to push the boundaries of electronics and semiconductor performance. The breadth, depth and accuracy of our portfolio remained key factors in the displacement of competitors and growth within existing accounts.

◦Our footprint expanded within many long-term customers, headlined by multiple eight-figure sales to multinational technology companies in addition to multiple seven-figure sales.

◦We executed an eight-figure sale to an American multinational technology company in which we deployed python-based, automated multiphysics workflows.

•The Americas and EMEA drove double-digit ACV growth in the A&D industry, where we expanded opportunities by aligning with key government programs and internal customer priorities. Digital transformation remains a key initiative we are well-poised to support. The integration of our core solvers into our digital mission engineering solutions (DME), as well as our model-based system engineering tool, allowed us to expand use of Ansys simulation within key customers while displacing in-house technology.

◦Seven-figure and eight-figure sales to American aerospace companies bolstered growth in the Americas. In both instances, the companies further invested in our DME solution and have been increasing utilization of our core solvers, driving an increase in the number of our products, users and computations performed.

◦Multiple seven-figure sales to defense organizations contributed to growth in EMEA, including one that featured a standardization on our flagship solvers in addition to an HPC component that the company projects will allow it to triple its computations over the next three years.

•All regions contributed to double-digit ACV growth in the automotive industry, driven by digital transformation. Initiatives around electrification, connectivity and driver-assist technology supported investments in our solutions.
◦Multiple seven-figure deals to automotive original equipment manufacturers and suppliers contributed to growth in the Americas, including one with an electric vehicle manufacturer committed to expanding the number of users and products for applications including crash testing, lighting, functional safety and embedded software.

Q4 2022 Financial Results // 7

◦Growth in EMEA was led by multiple eight-figure sales to European automotive manufacturers and suppliers. One of the deals featured a European automotive supplier that will significantly increase its global user base in addition to its HPC usage to accelerate electric drive development. Several new products were also included in the deal, stemming from a previously deployed technology pool.

•In the energy industry, all geographies experienced double-digit ACV growth. Drilling initiatives, long-term clean energy projects and sustainability programs fueled opportunities to increase the number of our products and users within key accounts.

◦Growth in the energy industry was strong, driven by seven-figure and eight-figure deals with American and European companies. Driving sustainability in the energy sector, one of these deals is with an energy company that is using Ansys simulation to make its traditional gas and steam industrial turbines more efficient as well as developing blades and nacelles for its wind turbines.

Q4 2022 Financial Results // 8

REVENUE

(in thousands, except percentages)	Q4 QTD 2022	Q4 QTD 2022 in Constant Currency	Q4 QTD 2021	% Change	% Change in Constant Currency
GAAP Revenue	$694,115	$728,510	$655,667	5.9%	11.1%
Non-GAAP Revenue	$694,690	$729,110	$661,364	5.0%	10.2%

(in thousands, except percentages)	FY 2022	FY 2022 in Constant Currency	FY 2021	% Change	% Change in Constant Currency
GAAP Revenue	$2,065,553	$2,178,295	$1,906,715	8.3%	14.2%
Non-GAAP Revenue	$2,072,886	$2,185,866	$1,931,487	7.3%	13.2%
The difference between the GAAP and non-GAAP revenue values is a result of the application of the fair value provisions applicable to the accounting for business combinations closed prior to 2022.

We continue to experience increased demand from our customers for contracts that often include longer-term, subscription leases involving a larger number of our software products. These arrangements typically involve a higher overall transaction price. The upfront recognition of license revenue related to these larger transactions can result in significant subscription lease revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. This preference could result in a shift from perpetual licenses to time-based licenses, such as subscription leases, over the long term.

In addition, the value and duration of multi-year subscription lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate significantly, particularly on a quarterly basis, due to the timing of such contracts, relative differences in duration of long-term contracts from quarter to quarter and changes in the mix of license types sold compared to the prior year. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

Q4 2022 Financial Results // 9

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q4 QTD 2022	% of Total	Q4 QTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$324,688	46.8%	$302,256	46.1%	7.4%	11.7%
Perpetual	88,958	12.8%	95,721	14.6%	(7.1)%	(2.4)%
Maintenance	261,691	37.7%	240,194	36.6%	8.9%	15.7%
Service	18,778	2.7%	17,496	2.7%	7.3%	12.7%
Total	$694,115		$655,667		5.9%	11.1%

(in thousands, except percentages)	FY 2022	% of Total	FY 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$687,665	33.3%	$617,643	32.4%	11.3%	17.9%
Perpetual	301,313	14.6%	328,154	17.2%	(8.2)%	(4.1)%
Maintenance	1,004,245	48.6%	896,037	47.0%	12.1%	18.3%
Service	72,330	3.5%	64,881	3.4%	11.5%	16.1%
Total	$2,065,553		$1,906,715		8.3%	14.2%

Non-GAAP

(in thousands, except percentages)	Q4 QTD 2022	% of Total	Q4 QTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$324,700	46.7%	$302,363	45.7%	7.4%	11.6%
Perpetual	88,958	12.8%	95,722	14.5%	(7.1)%	(2.4)%
Maintenance	262,254	37.8%	245,783	37.2%	6.7%	13.3%
Service	18,778	2.7%	17,496	2.6%	7.3%	12.7%
Total	$694,690		$661,364		5.0%	10.2%

(in thousands, except percentages)	FY 2022	% of Total	FY 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$687,790	33.2%	$618,958	32.0%	11.1%	17.6%
Perpetual	301,313	14.5%	328,247	17.0%	(8.2)%	(4.1)%
Maintenance	1,011,452	48.8%	919,391	47.6%	10.0%	16.1%
Service	72,331	3.5%	64,891	3.4%	11.5%	16.1%
Total	$2,072,886		$1,931,487		7.3%	13.2%
Maintenance revenue is inclusive of both maintenance associated with perpetual licenses and the maintenance component of subscription leases.
Q4 2022 Financial Results // 10

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q4 QTD 2022	% of Total	Q4 QTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$359,081	51.7%	$306,677	46.8%	17.1%	17.4%

Germany	86,724	12.5%	68,760	10.5%	26.1%	36.6%
Other EMEA	112,909	16.3%	138,991	21.2%	(18.8)%	(12.1)%
EMEA	199,633	28.8%	207,751	31.7%	(3.9)%	4.1%

Japan	52,637	7.6%	45,585	7.0%	15.5%	40.5%
Other Asia-Pacific	82,764	11.9%	95,654	14.6%	(13.5)%	(7.9)%
Asia-Pacific	135,401	19.5%	141,239	21.5%	(4.1)%	7.7%

Total	$694,115		$655,667		5.9%	11.1%

(in thousands, except percentages)	FY 2022	% of Total	FY 2021	% of Total	% Change	% Change in Constant Currency
Americas	$969,237	46.9%	$902,715	47.3%	7.4%	7.6%

Germany	198,612	9.6%	158,541	8.3%	25.3%	38.9%
Other EMEA	349,159	16.9%	359,074	18.8%	(2.8)%	6.1%
EMEA	547,771	26.5%	517,615	27.1%	5.8%	16.1%

Japan	186,199	9.0%	193,096	10.1%	(3.6)%	14.5%
Other Asia-Pacific	362,346	17.5%	293,289	15.4%	23.5%	31.3%
Asia-Pacific	548,545	26.6%	486,385	25.5%	12.8%	24.6%

Total	$2,065,553		$1,906,715		8.3%	14.2%

Q4 2022 Financial Results // 11

Non-GAAP

(in thousands, except percentages)	Q4 QTD 2022	% of Total	Q4 QTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$359,243	51.7%	$309,601	46.8%	16.0%	16.4%

Germany	86,765	12.5%	69,237	10.5%	25.3%	35.8%
Other EMEA	112,991	16.3%	139,925	21.2%	(19.2)%	(12.6)%
EMEA	199,756	28.8%	209,162	31.6%	(4.5)%	3.4%

Japan	52,826	7.6%	46,374	7.0%	13.9%	38.5%
Other Asia-Pacific	82,865	11.9%	96,227	14.5%	(13.9)%	(8.3)%
Asia-Pacific	135,691	19.5%	142,601	21.6%	(4.8)%	6.9%

Total	$694,690		$661,364		5.0%	10.2%

(in thousands, except percentages)	FY 2022	% of Total	FY 2021	% of Total	% Change	% Change in Constant Currency
Americas	$972,373	46.9%	$921,414	47.7%	5.5%	5.7%

Germany	199,234	9.6%	159,285	8.2%	25.1%	38.7%
Other EMEA	350,374	16.9%	360,985	18.7%	(2.9)%	5.9%
EMEA	549,608	26.5%	520,270	26.9%	5.6%	15.9%

Japan	187,617	9.1%	194,838	10.1%	(3.7)%	14.3%
Other Asia-Pacific	363,288	17.5%	294,965	15.3%	23.2%	30.8%
Asia-Pacific	550,905	26.6%	489,803	25.4%	12.5%	24.3%

Total	$2,072,886		$1,931,487		7.3%	13.2%

REVENUE BY CHANNEL

GAAP

	Q4 QTD 2022	Q4 QTD 2021	FY 2022	FY 2021
Direct revenue, as a percentage of total revenue	80.7%	80.6%	76.1%	76.3%
Indirect revenue, as a percentage of total revenue	19.3%	19.4%	23.9%	23.7%

Non-GAAP

	Q4 QTD 2022	Q4 QTD 2021	FY 2022	FY 2021
Direct revenue, as a percentage of total revenue	80.7%	80.7%	76.1%	76.4%
Indirect revenue, as a percentage of total revenue	19.3%	19.3%	23.9%	23.6%

Q4 2022 Financial Results // 12

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q4 QTD 2022	Q4 QTD 2021	FY 2022	FY 2021
Gross margin	91.2%	89.5%	87.9%	86.5%
Operating margin	37.5%	36.4%	28.7%	26.9%
Effective tax rate	(0.6)%	13.5%	9.0%	11.8%

Non-GAAP

	Q4 QTD 2022	Q4 QTD 2021	FY 2022	FY 2021
Gross margin	94.0%	92.3%	91.8%	90.5%
Operating margin	48.0%	46.8%	42.0%	41.4%
Effective tax rate	18.0%	19.0%	18.0%	19.0%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $614.6 million as of December 31, 2022, of which 53% was held domestically.

•Deferred revenue and backlog was $1,416.8 million at December 31, 2022.

•Operating cash flows were $174.0 million for the fourth quarter of 2022 as compared to $101.7 million for the fourth quarter of 2021. Operating cash flows were $631.0 million for FY 2022 as compared to $549.5 million for FY 2021.

•Unlevered operating cash flows were $181.1 million for the fourth quarter of 2022 as compared to $103.6 million for the fourth quarter of 2021. Unlevered operating cash flows were $648.1 million for FY 2022 as compared to $558.5 million for FY 2021.

•Cash paid for acquisitions, net of cash acquired, totaled $386.3 million for FY 2022 as compared to $510.8 million for FY 2021. In January 2023, we had a $120.7 million cash outflow (net of cash acquired) associated with a strategic acquisition.

•Capital expenditures totaled $9.1 million and $24.4 million for the fourth quarter and FY 2022, respectively. We are currently planning capital expenditures in the range of $28.0 - $38.0 million for FY 2023.

SHARE COUNT AND SHARE REPURCHASES

We had 87.5 million fully diluted weighted average shares outstanding in the fourth quarter and FY 2022. We repurchased 225,437 shares for $50.0 million during the fourth quarter of 2022 and 725,437 shares for $205.6 million during FY 2022. As of December 31, 2022, we had 1.7 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

Q4 2022 Financial Results // 13

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q4 QTD 2022	Q4 QTD 2021	FY 2022	FY 2021
Cost of sales:
Maintenance and service	$2,625	$2,556	$10,073	$12,390
Operating expenses:
Selling, general and administrative	26,000	25,614	93,117	91,772
Research and development	17,384	16,020	64,938	62,176
Stock-based compensation expense before taxes	46,009	44,190	168,128	166,338
Related income tax benefits	(8,172)	(13,090)	(50,209)	(75,241)
Stock-based compensation expense, net of taxes	$37,837	$31,100	$117,919	$91,097
Net impact on earnings per share:
Diluted earnings per share	$(0.43)	$(0.35)	$(1.35)	$(1.03)

CURRENCY

The fourth quarter and FY 2022 revenue, operating income, ACV and deferred revenue and backlog, as compared to the fourth quarter and FY 2021, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The currency fluctuation impacts on GAAP and non-GAAP revenue, operating income, ACV, and deferred revenue and backlog based on 2021 exchange rates are reflected in the tables below. Amounts in brackets indicate an adverse impact from currency fluctuations.

GAAP

(in thousands)	Q4 QTD 2022	FY 2022
Revenue	$(34,395)	$(112,742)
Operating income	$(18,762)	$(63,748)

Non-GAAP

(in thousands)	Q4 QTD 2022	FY 2022
Revenue	$(34,420)	$(112,980)
Operating income	$(19,432)	$(66,583)

Other Metrics

(in thousands)	Q4 QTD 2022	FY 2022
ACV	$(34,658)	$(101,278)
Deferred revenue and backlog	$37,775	$(30,554)

Q4 2022 Financial Results // 14

The most meaningful currency impacts are typically attributable to U.S. Dollar exchange rate changes against the Euro and Japanese Yen. Historical exchange rates as well as exchange rate ranges provided for our November 2022 guidance are reflected in the charts below.

	Period-End Exchange Rates
As of	EUR/USD	USD/JPY
December 31, 2022	1.07	131
December 31, 2021	1.14	115
December 31, 2020	1.22	103

	Average Exchange Rates
Three Months Ended	EUR/USD	USD/JPY
December 31, 2022	1.02	141
December 31, 2021	1.14	114

	Average Exchange Rates
Twelve Months Ended	EUR/USD	USD/JPY
December 31, 2022	1.05	131
December 31, 2021	1.18	110

Rate Assumptions used in November 2022 Guidance	Euro	Japanese Yen
Q4 2022	0.97 - 1.00	145 - 148
FY 2022	1.01 - 1.04	130 - 133
Q4 2022 Financial Results // 15

/ Outlook

Our first quarter and full year 2023 financial guidance estimates are provided below and are based on significant assumptions that may or may not be realized. Those assumptions, and certain related management actions, include the following, among others:
•Our outlook is based on the continued broad-based growth across industries and geographies that we saw in 2022 and expect to continue through 2023.
•Trade restrictions limited our ability to deliver products and services to customers in China, Russia and Belarus, and our guidance assumes that these restrictions, as they exist as of January 2023, will remain in place throughout 2023.
•Additional restrictions or a further deterioration in the global trade environment could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year subscription lease contracts has a significant impact on our operating results. Our 2023 guidance assumes the ongoing ability to drive more multi-year subscription lease deals across a broader set of customers and reflects the mix of license types that we see in our current forecast.
•Our renewal rates have remained high, and our assumptions are that they will continue to remain so for the majority of our business.
•Our spending reflects moderate expense impacts from inflation, and we continue to invest in long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, as those projects are critical to our ability to operate efficiently and scale the business for future growth.

We are currently forecasting the following:

Q1 2023 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$482.5	-	$507.5	$482.5	-	$507.5
Revenue Growth Rate	13.5%	-	19.4%	12.6%	-	18.4%
Revenue Growth Rate — Constant Currency	15.7%	-	21.9%	14.7%	-	20.9%
Operating margin	19.4%	-	23.3%	35.3%	-	37.3%
Effective tax rate assumption	19.0%	-	21.0%	17.5%
Diluted earnings per share	$0.78	-	$1.01	$1.53	-	$1.71

We are currently expecting approximately 87.5 million fully diluted shares outstanding for Q1 2023.

(in millions, except percentages)	Other Financial Metrics
ACV	$380.0	-	$400.0
ACV Growth Rate	10.4%	-	16.2%
ACV Growth Rate — Constant Currency	12.4%	-	18.6%

Q4 2022 Financial Results // 16

FY 2023 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$2,242.0	-	$2,322.0	$2,242.0	-	$2,322.0
Revenue Growth Rate	8.5%	-	12.4%	8.2%	-	12.0%
Revenue Growth Rate — Constant Currency	7.2%	-	11.2%	6.9%	-	10.8%
Operating margin	27.0%	-	29.2%	41.0%	-	42.0%
Effective tax rate assumption	17.0%	— %	18.0%	17.5%
Diluted earnings per share	$5.38	-	$6.06	$8.34	-	$8.86

We are currently expecting approximately 87.6 million fully diluted shares outstanding for FY 2023.

(in millions, except percentages)	Other Financial Metrics
ACV	$2,265.0	-	$2,335.0
ACV Growth Rate	11.5%	-	14.9%
ACV Growth Rate — Constant Currency	9.9%	-	13.4%
Unlevered operating cash flows	$710.0	-	$760.0
Operating cash flows	$673.0	-	$723.0
Our diluted FY 2023 EPS guidance is inclusive of $44.1 million in interest expense ($36.4 million, net of tax). This compares to interest expense in FY 2022 of $22.7 million ($18.6 million, net of tax) with the significant increase in FY 2023 driven by the recent rising interest rate environment and our floating interest rate on our term loans. Because of the unpredictable nature of the interest rate environment, our go-forward guidance for operating cash flow will be on an unlevered basis. We will continue to provide a reconciliation to operating cash flow in our GAAP to Non-GAAP reconciliations. Reconciliations of the GAAP to Non-GAAP diluted EPS outlook and the operating cash flow to unlevered operating cash flow outlook are available in our "Reconciliations of GAAP to Non-GAAP Measures" section found later in this document.

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q1 2023	1.07 - 1.10	127 - 130
FY 2023	1.07 - 1.10	127 - 130

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

Q4 2022 Financial Results // 17

/ Glossary of Terms
Annual Contract Value (ACV): ACV is a key performance metric and is useful to investors in assessing the strength and trajectory of our business. ACV is a supplemental metric to help evaluate the annual performance of the business. Over the life of the contract, ACV equals the total value realized from a customer. ACV is not impacted by the timing of license revenue recognition. ACV is used by management in financial and operational decision-making and in setting sales targets used for compensation. ACV is not a replacement for, and should be viewed independently of, GAAP revenue and deferred revenue as ACV is a performance metric and is not intended to be combined with any of these items. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and subscription lease contracts with start dates or anniversary dates during the period, plus

•the value of perpetual license contracts with start dates during the period, plus

•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus

•the value of work performed during the period on fixed-deliverable services contracts.

When we refer to the anniversary dates in the definition of ACV above, we are referencing the date of the beginning of the next twelve-month period in a contractually committed multi-year contract. If a contract is three years in duration, with a start date of July 1, 2022, the anniversary dates would be July 1, 2023 and July 1, 2024. We label these anniversary dates as they are contractually committed. While this contract would be up for renewal on July 1, 2025, our ACV performance metric does not assume any contract renewals.

Example 1: For purposes of calculating ACV, a $100,000 subscription lease contract or a $100,000 maintenance contract with a term of July 1, 2022 – June 30, 2023, would each contribute $100,000 to ACV for fiscal year 2022 with no contribution to ACV for fiscal year 2023.

Example 2: For purposes of calculating ACV, a $300,000 subscription lease contract or a $300,000 maintenance contract with a term of July 1, 2022 – June 30, 2025, would each contribute $100,000 to ACV in each of fiscal years 2022, 2023 and 2024. There would be no contribution to ACV for fiscal year 2025 as each period captures the full annual value upon the anniversary date.

Example 3: A perpetual license valued at $200,000 with a contract start date of March 1, 2022 would contribute $200,000 to ACV in fiscal year 2022.

Backlog: Deferred revenue associated with installment billings for periods beyond the current quarterly billing cycle and committed contracts with start dates beyond the end of the current period.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Subscription Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is recognized up front.

Q4 2022 Financial Results // 18

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The risks associated with the following, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•adverse conditions in the macroeconomic environment, including high inflation, recessionary conditions and volatility in equity and foreign exchange markets; political, economic and regulatory uncertainties in the countries and regions in which we operate;

•impacts from tariffs, trade sanctions, export controls or other trade barriers including export control restrictions and licensing requirements for exports to China, and impacts from changes to diplomatic relations and trade policy between the United States and Russia or the United States and other countries that may support Russia or take similar actions due to the conflict between Russia and Ukraine;

•constrained credit and liquidity due to disruptions in the global economy and financial markets, which may limit or delay availability of credit under our existing or new credit facilities, or which may limit our ability to obtain credit or financing on acceptable terms or at all;

•our ability to timely recruit and retain key personnel in a highly competitive labor market for skilled personnel, including potential financial impacts of wage inflation;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; and potential variations in our sales forecast compared to actual sales;

•increased volatility in our revenue due to the timing, duration and value of multi-year subscription lease contracts; and our reliance on high renewal rates for annual subscription lease and maintenance contracts;

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to breaches occurring through our products and an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

Q4 2022 Financial Results // 19

•our ability and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; and the outcome of contingencies, including legal proceedings, government or regulatory investigations and tax audit cases;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate;

•the quality of our products, including the strength of features, functionality and integrated multiphysics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•current and potential future impacts of a global health crisis, natural disaster or catastrophe, including the COVID-19 pandemic and actions taken to address the pandemic by our customers, suppliers, regulatory authorities and our business, on the global economy and consolidated financial statements and other public health and safety risks; and government actions or mandates surrounding the COVID-19 pandemic;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•our intention to repatriate previously taxed earnings and to reinvest all other earnings of our non-U.S. subsidiaries;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or slowdown in our research and development activities;

•our ability to execute on our strategies related to environmental, social, and governance matters, and meet evolving and varied expectations, including as a result of evolving regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs and the availability of requisite financing, and changes in carbon markets; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission (the SEC).
Q4 2022 Financial Results // 20

/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	December 31, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$694,115	$632,688	91.2%	$260,101	37.5%	$257,947	$2.95
Acquisition accounting for deferred revenue	575	575	—%	575	—%	575	0.01
Stock-based compensation expense	—	2,625	0.3%	46,009	6.7%	46,009	0.53
Excess payroll taxes related to stock-based awards	—	29	—%	588	0.1%	588	0.01
Amortization of intangible assets from acquisitions	—	17,425	2.5%	21,172	3.0%	21,172	0.24
Expenses related to business combinations	—	—	—%	4,959	0.7%	4,959	0.06
Adjustment for income tax effect	—	—	—%	—	—%	(60,884)	(0.71)
Total non-GAAP	$694,690	$653,342	94.0%	$333,404	48.0%	$270,366	$3.09
1 Diluted weighted average shares were 87,473.

	Three Months Ended
	December 31, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$655,667	$586,690	89.5%	$238,848	36.4%	$203,171	$2.30
Acquisition accounting for deferred revenue	5,697	5,697	0.1%	5,697	0.5%	5,697	0.06
Stock-based compensation expense	—	2,556	0.4%	44,190	6.7%	44,190	0.51
Excess payroll taxes related to stock-based awards	—	112	—%	1,103	0.2%	1,103	0.01
Amortization of intangible assets from acquisitions	—	15,599	2.3%	18,568	2.8%	18,568	0.22
Expenses related to business combinations	—	—	—%	1,034	0.2%	1,034	0.01
Adjustment for income tax effect	—	—	—%	—	—%	(26,255)	(0.30)
Total non-GAAP	$661,364	$610,654	92.3%	$309,440	46.8%	$247,508	$2.81
1 Diluted weighted average shares were 88,201.

Q4 2022 Financial Results // 21

	Twelve Months Ended
	December 31, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$2,065,553	$1,814,912	87.9%	$592,658	28.7%	$523,710	$5.99
Acquisition accounting for deferred revenue	7,333	7,333	—%	7,333	0.2%	7,333	0.08
Stock-based compensation expense	—	10,073	0.5%	168,128	8.2%	168,128	1.92
Excess payroll taxes related to stock-based awards	—	510	—%	6,118	0.3%	6,118	0.07
Amortization of intangible assets from acquisitions	—	69,372	3.4%	85,094	4.1%	85,094	0.97
Expenses related to business combinations	—	—	—%	10,335	0.5%	10,335	0.12
Adjustment for income tax effect	—	—	—%	—	—%	(101,813)	(1.16)
Total non-GAAP	$2,072,886	$1,902,200	91.8%	$869,666	42.0%	$698,905	$7.99
1 Diluted weighted average shares were 87,490.

	Twelve Months Ended
	December 31, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$1,906,715	$1,648,731	86.5%	$513,271	26.9%	$454,627	$5.16
Acquisition accounting for deferred revenue	24,772	24,772	0.1%	24,772	1.0%	24,772	0.28
Stock-based compensation expense	—	12,390	0.6%	166,338	8.6%	166,338	1.89
Excess payroll taxes related to stock-based awards	—	1,197	—%	13,183	0.7%	13,183	0.15
Amortization of intangible assets from acquisitions	—	60,762	3.3%	75,975	3.9%	75,975	0.86
Expenses related to business combinations	—	—	—%	6,041	0.3%	6,041	0.07
Adjustment for income tax effect	—	—	—%	—	—%	(91,589)	(1.04)
Total non-GAAP	$1,931,487	$1,747,852	90.5%	$799,580	41.4%	$649,347	$7.37
1 Diluted weighted average shares were 88,102.

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net cash provided by operating activities	$173,972	$101,653	$631,003	$549,482
Cash paid for interest	8,652	2,425	20,844	11,146
Tax benefit	(1,557)	(461)	(3,752)	(2,118)
Unlevered operating cash flows	$181,067	$103,617	$648,095	$558,510
Q4 2022 Financial Results // 22

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending March 31, 2023
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	19.4%	-	23.3%	$0.78	-	$1.01
Exclusions before tax:
Acquisition-related amortization	4.7%	-	5.1%	$0.28
Stock-based compensation and related excess payroll tax	8.9%	-	10.3%	$0.50	-	$0.57
Expenses related to business combinations	0.4%	-	0.5%	$0.03
Adjustment for income tax effect	N/A			($0.11)	-	($0.13)
Non-GAAP expectation	35.3%	-	37.3%	$1.53	-	$1.71

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2023
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	27.0%	-	29.2%	$5.38	-	$6.06
Exclusions before tax:
Acquisition-related amortization	4.2%	-	4.4%	$1.10	-	$1.13
Stock-based compensation and related excess payroll tax	8.4%	-	9.4%	$2.25	-	$2.41
Expenses related to business combinations	0.2%			$0.05
Adjustment for income tax effect	N/A			($0.60)	-	($0.63)
Non-GAAP expectation	41.0%	-	42.0%	$8.34	-	$8.86

(in millions)	Unlevered Operating Cash Flows
Net cash provided by operating activities	$673.0	-	$723.0
Cash paid for interest	$44.8
Tax benefit	$(7.8)
Unlevered operating cash flows	$710.0	-	$760.0

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income, non-GAAP diluted earnings per share and unlevered operating cash flows as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best
Q4 2022 Financial Results // 23

interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. Under prior accounting guidance, a fair value provision resulted in acquired deferred revenue that was often recorded on the opening balance sheet at an amount that was lower than the historical carrying value. Although this fair value provision has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In 2022, we adopted accounting guidance which eliminates the fair value provision that resulted in the deferred revenue adjustment on a prospective basis. In order to provide investors with financial information that facilitates comparison of both historical and future results, we provide non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment for acquisitions prior to the adoption of the new guidance in 2022. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past and future reports of financial results as the revenue reduction related to acquired deferred revenue will not recur when related subscription leases and software maintenance contracts are renewed in future periods.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. Specifically, we exclude stock-based compensation during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various initiatives and operational requirements. Additionally, the annual review by our board of directors during which it compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior
Q4 2022 Financial Results // 24

management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. Beginning in the second quarter of 2022, we have updated this non-GAAP measure to include, in addition to professional services rendered in connection with business combinations, other expenses directly related to business combinations, including compensation expenses and concurrent restructuring activities, such as employee severances and other exit costs. These costs are included in our GAAP presentation of selling, general and administrative and research and development expenses. The additional expenses were not material in the current or prior year period. We exclude these acquisition-related expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we re-evaluate and update this rate for significant items that may materially affect our projections.

Unlevered operating cash flows. We make cash payments for the interest incurred in connection with our debt financing which are included in our GAAP presentation of operating cash flows. We exclude this cash paid for interest, net of the associated tax benefit, for the purpose of calculating unlevered operating cash flows. Unlevered operating cash flow is a supplemental non-GAAP measure that we use to evaluate our core operating business. We believe this measure is useful to investors and management because it provides a measure of our cash generated through operating activities independent of the capital structure of the business.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:
Q4 2022 Financial Results // 25

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share
Operating Cash Flows	Unlevered Operating Cash Flows
Constant currency. In addition to the non-GAAP financial measures detailed above, we use constant currency results for financial and operational decision-making and as a means to evaluate period-to-period comparisons by excluding the effects of foreign currency fluctuations on the reported results. To present this information, the 2022 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for the 2021 comparable period, rather than the actual exchange rates in effect for 2022. Constant currency growth rates are calculated by adjusting the 2022 reported amounts by the 2022 currency fluctuation impacts and comparing the adjusted amounts to the 2021 comparable period reported amounts. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our reported results to our past reports of financial results without the effects of foreign currency fluctuations.

IR Contact:
Kelsey DeBriyn
Vice President, Investor Relations
724.820.3927
kelsey.debriyn@ansys.com

Q4 2022 Financial Results // 26